EXHIBIT 10.3.4.3

[FORM OF RESTRICTED STOCK UNIT AWARD LETTER FOR THE AMENDED AND RESTATED 2001 MOODY’S CORPORATION KEY EMPLOYEES’ STOCK INCENTIVE PLAN]

[COMPANY LETTERHEAD]

Dear [Participant Name]:
Congratulations! I am pleased to inform you that the Board of Directors of Moody’s Corporation (“Moody’s”) awarded you [Quantity Granted] restricted stock units (“RSUs”) on [Grant Date]. This letter outlines the key terms and conditions of your RSU grant.
Your RSU grant is subject to the terms and conditions of the Amended and Restated 2001 Moody’s Corporation Key Employees’ Stock Incentive Plan, as amended (the “Plan”). By accepting the grant, you agree to the terms and conditions as set forth in the Plan and in this grant letter, including the terms and conditions applicable to you based on your country of residence as set forth in the attached Appendix. A copy of the Plan, as well as the prospectus relating to the offering of shares of Moody’s stock pursuant to the Plan, is enclosed with this letter. You should read the Plan and the prospectus in their entirety for a better understanding of your grant. Capitalized terms not defined herein shall have the same meanings ascribed in the Plan.
Moody’s has engaged Fidelity Stock Plan Services, LLC (“Fidelity”) as the Plan administrator. Each Moody’s employee who received an RSU grant will be provided with a Fidelity on-line brokerage account, at no cost to the employee, in which shares will be delivered when your RSUs vest. Generally, once your RSUs vest, you may transfer your shares to another brokerage account or leave them in your Fidelity account, subject to applicable exchange controls and/or repatriation requirements which may apply based on the country in which you work and/or reside.
    Your RSU grant provides you with a right to receive an equity stake in Moody’s and an opportunity for long-term capital appreciation.
Details of Your Restricted Stock Unit Grant
As an RSU holder, you have an unfunded, unsecured promise of Moody’s to issue shares of Moody’s stock in the future if certain vesting conditions are met. You shall not have the rights of a shareholder, including any right to vote shares or receive dividends with respect to shares of Moody’s stock unless and until such shares are issued pursuant to the terms of this letter. Should any cash or stock dividends be awarded to Moody’s shareholders during the time that you hold an unvested RSU, you will receive a right to an equivalent dividend amount; however, this dividend equivalent payment will vest and be paid to you only at such time as the RSUs themselves vest (otherwise the payment will be forfeited). You will have no right to the dividend equivalent until or unless you vest in the RSUs. In the event of a stock split, a stock dividend or similar change in Moody’s stock, the number of your RSUs will be adjusted as determined by the Compensation & Human Resources Committee under the Plan.
Subject to your continued employment with Moody’s or a Subsidiary or Affiliate, your RSUs will vest as follows: (1) provided that the date of grant falls on January 1 through August 1, 25% of the RSUs will vest on the first trading day in March that is at least six months after the date of grant and at the same percentage on each first trading day in March in the years thereafter until 100% of the RSUs are vested; or (2) provided that the date of grant falls on August 2 through December 31, 25% of the RSUs will vest on the first trading day in March that is

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at least 12 months after the date of grant and at the same percentage on each first trading day in March in the years thereafter until 100% of the RSUs are vested.
In the event of your Termination of Employment (for reasons other than your death, Disability or Retirement after the first anniversary of the grant of the RSUs), you will forfeit all unvested RSUs immediately upon such termination. Moody’s shall have the exclusive discretion to determine when your Termination of Employment occurs for purposes of your RSU grant (including whether you may still be considered to be employed while on a leave of absence), subject to U.S. Internal Revenue Code Section 409A (“Code Section 409A”) in the event you are a U.S. taxpayer.
In the event of your Termination of Employment due to death, Disability or Retirement after the first anniversary of your RSU grant, the RSUs awarded hereunder shall vest in full.
Transferability of Restricted Stock Units
Your RSUs may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by you otherwise than by will or by the laws of descent and distribution, and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance will be void and unenforceable against Moody’s.
Repayment/Forfeiture
Any payments or benefits you may receive hereunder shall be subject to repayment or forfeiture to the extent required by Moody’s Corporation Clawback Policy as in effect from time to time and/or as may be required to comply with the requirements under the U.S. Securities Act of 1933, as amended, the U.S. Securities Exchange Act of 1934, as amended, rules promulgated by the U.S. Securities and Exchange Commission or any other applicable law, including the requirements of the U.S. Dodd-Frank Wall Street Reform and U.S. Consumer Protection Act, or any securities exchange on which Moody’s common stock is listed or traded, as may be in effect from time to time.
Nature of the Grant
In accepting the grant, you acknowledge, understand and agree that:
(1)the Plan is established voluntarily by Moody’s, it is discretionary in nature and it may be modified, amended, suspended or terminated by Moody’s at any time, to the extent permitted by the Plan;

(2)the grant of the RSUs is exceptional, voluntary and occasional and does not create any contractual or other right to receive future RSU grants, or benefits in lieu of RSUs, even if RSUs have been granted in the past;

(3)all decisions with respect to future RSU or other grants, if any, will be at the sole discretion of Moody’s;

(4)the RSU grant and your participation in the Plan shall not create a right to employment or be interpreted as forming or amending an employment or service contract with Moody’s, your employer or any Subsidiary or Affiliate and shall not interfere with the ability of Moody’s, your employer or any Subsidiary or Affiliate, as applicable, to terminate your employment or service relationship (if any);

(5)you are voluntarily participating in the Plan;

(6)the RSU grant and the shares subject to the RSUs do not constitute and are not intended to replace any pension rights or compensation;

(7)the RSU grant and the shares subject to the RSUs, and the income and value of same, do not constitute and are not part of normal or expected compensation, salary, remuneration or wages for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, holiday pay, bonuses, long-service awards, pension or retirement or welfare benefits or similar mandatory payments;

(8)the future value of the underlying shares is unknown, indeterminable and cannot be predicted with certainty;

EXHIBIT 10.3.4.3

(9)unless otherwise agreed with Moody’s, the RSU grant and the shares subject to the RSUs, and the income and value of same, are not granted as consideration for, or in connection with, the service you may provide as a director of a Subsidiary or Affiliate of Moody’s;

(10)unless otherwise provided in the Plan or by Moody’s in its discretion, the RSUs and the benefits evidenced by this letter do not create any entitlement to have the RSUs or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the shares; and

(11)in addition to paragraphs (1) through (10) above, the following provisions will also apply to you if you are employed outside the United States:

(a)no claim or entitlement to compensation or damages, including pro-rated compensation or damages, shall arise from forfeiture of the RSU grant or the recoupment of any shares acquired under the Plan resulting from (i) your Termination of Employment (regardless of the reason for such termination and whether or not the termination is later found to be invalid or in breach of employment laws in the jurisdiction where you are employed or the terms of your employment agreement, if any) and/or (ii) the application of any recoupment policy or any recovery or clawback policy otherwise required by applicable laws. in consideration of the grant of RSUs to which you are otherwise not entitled, you irrevocably agree never to institute any claim against Moody’s, its Subsidiaries or Affiliates and your employer, waive your ability, if any, to bring such a claim, and release Moody’s, its Subsidiaries or Affiliates and your employer from any such claim that may arise; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, you shall be deemed irrevocably to have agreed not to pursue such claim and agree to execute any and all documents necessary to request dismissal or withdrawal of such claim;

(b)the RSUs and the shares subject to the RSUs are not part of normal or expected compensation or salary for any purpose; and

(c)neither your employer nor Moody’s (nor any of its Subsidiaries or Affiliates) shall be liable for any foreign exchange rate fluctuation between your local currency and the United States Dollar that may affect the value of the RSUs or any amounts due to you pursuant to the settlement of the RSUs or the subsequent sale of shares acquired upon settlement.
No Advice Regarding Grant
Moody’s is not providing any tax, legal or financial advice, nor is Moody’s making any recommendations regarding your participation in the Plan or your acquisition or sale of the underlying shares. You are advised to consult with your own personal tax, legal and financial advisors regarding your participation in the Plan before taking any action related to the Plan.
Responsibility for Taxes
    You acknowledge that, regardless of any action taken by Moody’s or, if different, your employer, the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to your participation in the Plan and legally applicable or deemed applicable to you (“Tax-Related Items”) is and remains your responsibility and may exceed the amount, if any, actually withheld by Moody’s or your employer. You further acknowledge that Moody’s and/or your employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the RSU grant or the underlying shares, including the grant, vesting or settlement of the RSUs, the subsequent sale of shares acquired pursuant to such settlement and the receipt of any dividends or dividend equivalents; and (2) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the RSUs to reduce or eliminate your liability for Tax-Related Items or achieve any particular tax result. Further, if you are subject to Tax-Related Items in more than one jurisdiction, you acknowledge that Moody’s and/or your employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
    Prior to any relevant taxable or tax withholding event, as applicable, you agree to make adequate arrangements satisfactory to Moody’s and/or your employer to satisfy all Tax-Related Items. In this regard, you authorize Moody’s or its agent to satisfy the obligations with regard to all Tax-Related Items by withholding in shares to be issued upon settlement of the RSUs. In the event that such withholding in shares is problematic

EXHIBIT 10.3.4.3
under applicable tax or securities law or has materially adverse accounting consequences, by your acceptance of the RSUs, you authorize and direct Moody’s and any brokerage firm determined acceptable to Moody’s to sell on your behalf a whole number of shares from those shares issuable to you as Moody’s determines to be appropriate to generate cash proceeds sufficient to satisfy the obligation for Tax-Related Items.
    In the event the RSUs (or a portion thereof) cease to be subject to a “substantial risk of forfeiture” for tax purposes prior to the vesting dates set forth above, Moody’s may cause the RSUs to vest on a date that is earlier than is provided in the vesting schedule set forth above to facilitate the satisfaction of Tax-Related Items using the withholding methods described above. Anything in this paragraph to the contrary notwithstanding, with respect to U.S. taxpayers and in order to avoid a prohibited acceleration under Code Section 409A, the number of shares subject to RSUs that will be permitted to be withheld (or sold on your behalf) to satisfy any Tax-Related Items for any portion of the RSUs that is considered nonqualified deferred compensation subject to Code Section 409A may not exceed the number of shares that equals the liability for the Tax-Related Items.
    Moody’s and/or your employer may withhold or account for Tax-Related Items by considering applicable statutory withholding rates or other applicable withholding rates, including the maximum rate applicable in your jurisdiction. If Tax-Related Items are withheld in excess of your actual tax liability, you may receive a refund of any over-withheld amount and will have no entitlement to the shares equivalent or, if not refunded, you may seek a refund from the local tax authorities. If the obligation for Tax-Related Items is satisfied by withholding in shares, for tax purposes, you will be deemed to have been issued the full number of shares subject to the RSUs, notwithstanding that a number of the shares are held back solely for the purpose of paying the Tax-Related Items.
Finally, you shall pay to Moody’s or your employer, including through withholding from your wages or other cash compensation payable to you, any amount of Tax-Related Items that Moody’s or your employer may be required to withhold or account for as a result of your participation in the Plan that cannot be satisfied by the means previously described. Moody’s may refuse to deliver the shares or the proceeds from the sale of shares if you fail to comply with your obligations in connection with the Tax-Related Items.
Data Privacy Information and Consent
    Moody’s is located at 7 World Trade Center at 250 Greenwich Street, New York, NY, 10007, USA and grants RSUs to employees of Moody’s and its Subsidiaries and Affiliates, at its sole discretion. If you would like to participate in the Plan, please review the following information about Moody’s data processing practices and declare your consent.
a.Data Collection and Usage. Moody’s collects, processes and uses personal data of employees, including name, home address, email address and telephone number, date of birth, social insurance, passport or other identification number, salary, citizenship, job title, any shares of stock or directorships held in Moody’s, and details of all RSUs canceled, vested, or outstanding in your favor, which Moody’s receives from you or your employer. If Moody’s offers you a grant of RSUs under the Plan, then Moody’s will collect your personal data for purposes of allocating shares and implementing, administering and managing the Plan. Moody’s legal basis for the processing of your personal data will be your consent.
b.Stock Plan Administration Service Providers.  Moody’s transfers employee data to Fidelity, an independent service provider based in the United States which assists Moody’s with the implementation, administration and management of the Plan. In the future, Moody’s may select a different service provider and share your data with another company that serves in a similar manner. Moody’s service provider will open an account for you to receive and trade shares. You will be asked to agree on separate terms and data processing practices with the service provider, which is a condition of your ability to participate in the Plan.
c.International Data Transfers. Moody’s and its service providers are based in the United States. If you are outside the United States, you should note that your country has enacted data privacy laws that are different from the United States. Moody’s legal basis for the transfer of your personal data is your consent.
d.Data Retention. Moody’s will use your personal data only as long as is necessary to implement, administer and manage your participation in the Plan or as required to comply with applicable laws, exercise or defense of legal rights, and archiving, backup, and deletion processes. When Moody’s no longer needs your personal data, which will generally be seven years after you are granted RSUs under

EXHIBIT 10.3.4.3
the Plan, Moody’s will remove it from it from its systems. If Moody’s keeps data longer, it would be to satisfy legal or regulatory obligations and Moody’s legal basis would be compliance with the relevant laws or regulations.
e.Voluntariness and Consequences of Consent Denial or Withdrawal. Your participation in the Plan and your grant of consent is purely voluntary. You may deny or withdraw your consent at any time. If you do not consent, or if you withdraw your consent, you cannot participate in the Plan. This would not affect your salary as an employee or your employment; you would merely forfeit the opportunities associated with the Plan.
f.Data Subject Rights. You have a number of rights under data privacy laws in your country. Depending on where you are based, your rights may include the right to (a) to request access or copies of personal data Moody’s processes, (b) rectification of incorrect data, (c) deletion of data, (d) restrictions on processing, (e) portability of data, (f) to lodge complaints with competent authorities in your country, and/or (g) a list with the names and addresses of any potential recipients of your personal data. To receive clarification regarding your rights or to exercise your rights please contact HR Connect at HRConnect@moodys.com.
By clicking “Accept Your Grant” on the Fidelity award acceptance page, you also provide your consent to the data processing practices described in this section to the extent that such consent is required by applicable law.
Electronic Delivery and Acceptance
    Moody’s may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by Moody’s or any third party designated by Moody’s.
Governing Law; Venue; Documents and Severability
    This RSU grant is made in the state of Delaware and is governed by, and subject to, the laws of the state of Delaware applicable to contracts made and to be performed in the state of Delaware, without regard to any conflict of law provisions, as provided in the Plan, and the requirements of the New York Stock Exchange as well as the terms and conditions set forth herein.
    Any and all disputes relating to, concerning or arising from this letter, or relating to, concerning or arising from the relationship between the parties evidenced by the RSUs or this letter, shall be brought and heard exclusively in the United States District Court for the District of Delaware or the Delaware Superior Court, New Castle County. Each of the parties hereby represents and agrees that such party is subject to the personal jurisdiction of said courts, hereby irrevocably consents to the jurisdiction of such courts in any legal or equitable proceedings related to, concerning or arising from such dispute, and waives, to the fullest extent permitted by law, any objection which such party may now or hereafter have that the laying of the venue of any legal or equitable proceedings related to, concerning or arising from such dispute which is brought in such courts is improper or that such proceedings have been brought in an inconvenient forum.
    You acknowledge that you are proficient in the English language, or have consulted with an advisor who is sufficiently proficient in English, so as to enable you to understand the terms and conditions of this letter and understand the provisions of the Plan. If you have received this letter or any other document related to the Plan translated into a language other than English, and if the translated version is different than the English version, the English version will control, unless otherwise required by applicable law.
    The terms and conditions provided herein are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.
Share Issuance Restrictions; Compliance with Law
    Notwithstanding any other provision of the Plan or this letter, unless there is an available exemption from any registration, qualification or other legal requirement applicable to the shares, Moody’s shall not be required to deliver any shares issuable upon settlement of the RSUs prior to the completion of any registration or qualification of the shares under any local, state, federal or foreign securities or exchange control law or under

EXHIBIT 10.3.4.3
rulings or regulations of the U.S. Securities and Exchange Commission (“SEC”) or of any other governmental regulatory body, or prior to obtaining any approval or other clearance from any local, state, federal or foreign governmental agency, which registration, qualification or approval Moody’s shall, in its absolute discretion, deem necessary or advisable. You understand that Moody’s is under no obligation to register or qualify the shares with the SEC or any state or foreign securities commission or to seek approval or clearance from any governmental authority for the issuance or sale of the shares. Further, you agree that Moody’s shall have unilateral authority to amend the Plan and the terms of the RSUs without your consent to the extent necessary to comply with securities or other laws applicable to issuance of shares.
The shares subject to the RSUs shall be delivered on (i) the applicable vesting dates or, (ii) if earlier, the earliest vesting event contemplated in connection (1) with death, Disability or Retirement or (2) with a Change in Control as set forth in the Plan; provided, however, that with regard to U.S. taxpayers only, if the RSUs or settlement of the RSUs constitutes an item of deferred compensation under Code Section 409A and the Change in Control is not a “change in control event” within the meaning of Code Section 409A, the shares subject to the RSUs shall be delivered in accordance with the applicable vesting dates or, if earlier, the earliest vesting event contemplated in the event of death, Disability or Retirement.
Anything in the provisions of this RSU grant to the contrary notwithstanding, for U.S. taxpayers, the delivery of the shares subject to the RSUs or any other payment under this RSU that constitutes an item of deferred compensation under Code Section 409A and becomes payable to you by reason of your termination of employment shall not be made unless your termination of employment constitutes a “separation from service” (within the meaning of Code Section 409A and any regulations or other guidance thereunder (“Section 409A Guidance”)). In addition, no shares subject to the RSUs will be delivered (or no other payments will be made) to you if you are a U.S. taxpayer prior to the earlier of (a) the expiration of the six-month period measured from the date of your separation from service or (b) the date of your death, if you are deemed at the time of such separation from service to be a “specified employee” (within the meaning of Section 409A Guidance) and to the extent such delayed commencement is otherwise required in order to avoid a prohibited distribution under Section 409A Guidance. The delivery of all shares subject to the RSUs which had been delayed pursuant to the immediately preceding sentence will be delivered to you in a lump sum upon expiration of such six-month period (or, if earlier, upon your death).
The provisions in this letter are to be interpreted, construed and operated to reflect the intent of Moody’s that all aspects of the this RSU grant will be interpreted either to be exempt from the provisions of Code Section 409A or, to the extent subject to Code Section 409A, comply with Section 409A. The terms of this RSU grant may be amended at any time, without your consent, to avoid the application of Code Section 409A in a particular circumstance or as is necessary or desirable to satisfy any of the requirements under Code Section 409A, but Moody’s will not be under any obligation to make any such amendment. Nothing in this letter may provide a basis for any person to take action against Moody’s or any Subsidiary or Affiliate based on matters covered by Code Section 409A, including the tax treatment of any shares delivered or other payments made under this RSU grant, and neither Moody’s nor any Subsidiary or Affiliate will under any circumstances have any liability to you, your estate or any other party for any taxes, penalties or interest due on amounts paid or payable under this RSU grant, including taxes, penalties or interest imposed under Code Section 409A.
Insider Trading Restriction/Market Abuse Laws
You may be subject to insider trading restrictions and/or market abuse laws in applicable jurisdictions, including the United States, your country and Fidelity’s (or any other stock plan service provider’s) country, which may affect your ability to accept, acquire, sell or attempt to sell or otherwise dispose of shares, rights to shares (e.g., RSUs) or rights linked to the value of shares (e.g., dividend equivalents) during such times as you are considered to have “inside information” regarding Moody’s (as defined by or determined under the laws in applicable jurisdictions).  Local insider trading laws and regulations may prohibit the cancellation or amendment of orders you placed before you possessed inside information. Furthermore, you could be prohibited from (i) disclosing the inside information to any third party, including fellow employees (other than on a “need to know” basis), and (ii) “tipping” third parties or causing them otherwise to buy or sell securities. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Moody’s insider trading policy.  You acknowledge that it is your responsibility to comply with any applicable restrictions, and you are advised to speak to your personal advisor on this matter.
Foreign Asset/Account Reporting

EXHIBIT 10.3.4.3
You may have certain foreign asset and/or account reporting requirements which may affect your ability to acquire or hold shares under the Plan or cash received from participating in the Plan (including from any dividends received or sale proceeds arising from the sale of shares) in a brokerage or bank account outside your country of residence. Your country may require that you report such accounts, assets or transactions to the applicable authorities in that country.
You acknowledge that it is your responsibility to be informed of and compliant with such regulations, and you are advised to speak to your personal advisor on this matter.
Appendix
Notwithstanding any provisions in this letter, your RSU grant shall be subject to any additional terms and conditions set forth in any Appendix to this letter for your country. Moreover, if you relocate to one of the countries included in the Appendix, the additional terms and conditions for such country will apply to you, to the extent Moody’s determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Appendix constitutes part of this letter.
Imposition of Other Requirements
    Moody’s reserves the right to impose other requirements on your participation in the Plan, on the RSUs and on any shares acquired under the Plan, to the extent Moody’s determines it is necessary or advisable for legal or administrative reasons, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

Waiver
    You acknowledge that waiver by Moody’s of breach of any provision of this letter shall not operate or be construed as a waiver of any other provision of this letter, or of any subsequent breach by you or any other participant in the Plan.
* * *
If you have any questions regarding this one-time grant, please contact your Human Resources representative.

Sincerely,

        [MOODY’S CORPORATION]